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                                                                    EXHIBIT 10.1



August 24, 2001



Mr. Michael S. Duffey
500 Club Drive
Aurora, Ohio 44202

Dear Mike:

Covansys is delighted to offer you the position of Executive Vice President and Chief Financial Officer. This position will report directly to Michael Bealmear, Chief Executive Officer.

Below is a brief description of the offer.

    - A gross annual salary of $350,000 paid semi-monthly commencing with your acceptance of this offer and start of employment.

    - A target annual performance-based bonus of 60% or $210,000. Payment of the annual bonus will be contingent on achieving objectives jointly developed by you and the CEO. A prorated portion of the 2001 bonus will be guaranteed and paid within thirty (30) days of your start of employment. The specific calculation, assuming a start date of September 12, 2001, is 30% or $63,461.54.

    - A stock option grant of 150,000 shares of the common stock of the company, subject to formal Board approval. The grant date will be designated as your employment start date and the price of these shares will be based on the average closing price of Covansys stock for the 5 days prior to your employment start date. Subject to your continued employment, these options will vest 25% after 12 months, 25% after 24 months, 25% after 36 months, and a final 25% after 48 months from the date of grant. The specific terms and conditions of the options will be subject to the company's Stock Option Plan and customary stock option agreement. This includes, in the event of a change of control all unvested shares will become vested.

    - Participation in all of the Covansys comprehensive employee benefit programs including paid time off, health insurance, 401(k) savings program and employee stock purchase plan.

    - A signing bonus of $100,000 will be paid within thirty (30) days after your employment start date.

    - Reimbursement of normal and customary travel expenses on an actual basis when traveling on company business.

    - Upon review of your previous employer's severance agreement, Covansys will endeavor to establish a mutually agreeable deferred compensation program with you which will defer any base salary and bonus earnings that, if not deferred, would result in lost compensation to you as a result of your prior employment situation.

    - If Covansys terminates your employment without cause and for reasons unrelated to your performance (and you sign an appropriate release), Covansys will provide you with termination pay equal to one year of your base salary then in effect and COBRA continuation of your group health insurance coverage for up to 12 months.

    - A standard relocation package covering trips for housing, and movement of household goods, etc., will be provided. Covansys will reimburse you for temporary living and commuting expenses until your family moves - this will expire the end of summer of 2002.
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Michael S. Duffey
August 21, 2001
Page 2 of 3

- Additionally you will be provided protection on the sale of your current residence according to the following:

             - Covansys will reimburse real estate commission cost associated with the sale of your current residence up to $50,000;

             - Covansys will cover a portion of the loss associated with the sale of your current residence, should a loss occur, according to the following provisions. Covansys will obtain three (3) independent appraisals to establish the fair market value of your current residence. Should you sell your current residence for less than ninety seven (97) percent of the established fair market value, Covansys will reimburse you fifty (50) percent of the loss in excess of three (3) percent of the established fair market value. As an example:

                                Established Fair Market Value    $500,000

                 Sale Price Protection Threshold of 97% times
                                Established Fair Market Value    $485,000

                                            Actual Sale Price    $450,000
                                                              ===========

                                        Loss Greater Than  3%    $ 35,000

                     Covansys Reimbursement at 50% times Loss
                                             Greater Than  3%    $ 17,500


- The sign-on bonus shall be repaid by you to Covansys within 30 days if you voluntarily leave or are terminated with cause - "Cause" will be defined as "negligence, willful misconduct, fraud, embezzlement, failure to execute on directives from the Company's Board of Directors, repeated failure to satisfactorily perform your job duties, unauthorized use of corporate funds or engaging in, or in any manner participating in, any activity which is directly competitive with or intentionally injurious to the Company" prior to one year from your start date of employment.

                  This will also apply to your 2001 guaranteed bonus if for any reason you leave before the end of 2001.

This letter generally contains the terms of your employment. You will be required to sign the company's customary employment documents on your first day of employment. While this letter contains some of the terms and conditions of your employment, your employment with Covansys is at will. This means you are free to terminate your employment at any time, for any reason, with or without cause, and Covansys retains the same rights.

Mike, both Michael and I are delighted to extend to you this offer of employment. Please note that the offer is valid for fifteen (15) days.
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Michael S. Duffey
August 21, 2001
Page 3 of 3

Please acknowledge your acceptance of this offer by signing one copy of this letter and forwarding it to me in the enclosed envelope.

Sincerely yours,


Pat Meneely

                                        Accepted and Agreed:


                                        /s/ Michael S. Duffey      8/25/01
                                        ------------------------------------
                                        Michael S. Duffey